SORL Auto Parts Reports Second Quarter 2009 Financial Results

-- 2Q09 Gross Margin Increased 130 Basis Points YoY to 28.3% --

ZHEJIANG, China, August 13, 2009  -- SORL Auto Parts, Inc. (Nasdaq: SORL) (“SORL” or “The Company”), a leading manufacturer and distributor of commercial vehicle air brake valves as well as related auto parts in China, announced financial results for the quarter ended June 30, 2009.

Prior to the implementation of the China III emission standard beginning on July 1, 2008, demand for commercial vehicles equipped with China II engines was significantly enhanced in the first half of 2008.  This resulted in higher than usual output and sales volume of commercial vehicles in the first and second quarter of 2008, distorting year over year comparisons. SORL provides both year over year and sequential comparisons when discussing its second quarter 2009 financial performance.

For the second quarter of 2009, net sales were $29.7 million, a 29.5% decrease compared to $42.2 million in the same period of 2008 and a 46.9% increase compared to the first quarter of 2009. Revenues from China's domestic OEM market were $14.1 million, a 19.4% decrease from $17.5 million in the same period of 2008 and a 53.3% increase compared to the first quarter of 2009. Revenues from China's domestic aftermarket were $7.2 million, a 31.4% decrease from $10.5 million in the same period of 2008 and a 10.8% increase compared to the first quarter of 2009. Revenues from international markets were $8.4 million a 40.4% decrease from $14.1 million in the same period of 2008 and an 82.6% increase compared to the first quarter of 2009. The year over year decrease in sales was due to a combination of the global financial crisis and macro-economic recession which weakened demand from our Chinese and international customers in 2009 and the implementation of government emissions regulations enacted for the second half of 2008 that spurred higher levels of sales in the first half of 2008.

Gross profit for the second quarter of 2009 was $8.4 million, a 26.2% decrease compared to $11.4 million in the same period of 2008 and a 52.8% increase compared to the first quarter of 2009. Gross margin in the second quarter of 2009 increased 130 basis points to 28.3% from 27.0% in the same period of 2008 and 27.2% in the first quarter of 2009. The increase in gross margin was primarily the result of increasing management efficiency, improving the technologies of products, and SORL’s continued market expansion with new, higher profit valve products.

Operating expenses in the second quarter of 2009 were $4.3 million, a 26.1% decrease compared to $5.9 million in the same period of 2008 and a 4.9% increase compared to the first quarter of 2009. As a percentage of revenue, operating expenses increased to 14.6% in the second quarter 2009 from 13.9% in the same period of 2008 as a result of decreased sales output offset by increased selling, general and administrative expenses. Selling expenses as a percentage of revenue increased as the Company increased packing expenses to improve package quality of some export products. General and administrative expenses as a percentage of revenue increased due to decreased sales without a commensurate decline in certain fixed production costs, such as management payroll, depreciation and professional fees resulting from being a public company. Operating expenses as a percent of revenue decreased from 20.4% in the first quarter of 2009 primarily due to rebounding sales volume.

Operating income in the second quarter of 2009 was $4.1 million, a 26.3% decrease compared to $5.5 million in the same period of 2008 and a 197% increase compared to the first quarter of 2009.  Operating margin increased 60 basis points to 13.7% for the second quarter 2009 from 13.1% in the same period of 2008 as a result of the increase in sales gross margin, offset by the increase in operating expenses as a percent of revenue.  In the second quarter of 2009, operating margin increased 690 basis points from 6.8% in the first quarter of 2009 as a result of stronger sales.

Net income attributable to stockholders for the second quarter of 2009 was $3.0 million or $0.16 per diluted share, a 36.7% decrease compared to $4.7 million, or $0.26 per share in the same period of 2008 and a 217% increase compared to the first quarter of 2009.

“Year over year comparisons in the second quarter of 2009 reflected challenging conditions for SORL,” said Xiaoping Zhang, SORL Auto Parts' CEO and Chairman.  “Sales growth in China and internationally was negatively affected by difficult global economic conditions and year over year comparisons were made more difficult in the first half of 2009 because of government regulations enacted in 2008.  In response to the implementation of the China III emission standard beginning July 1, 2008, sales of trucks equipped with China II engines accelerated in the first half of the year before the policy was enforced.”

Mr. Zhang continued, “Looking at SORL’s financial performance on a sequential basis, we experienced significant improvement. Sales increased 46.9% between the first and second quarter of 2009. Gross profit increased 52.8% between the first and second quarter of 2009 and operating income increased 197%. Net income increased 217% between the first and second quarter of 2009.

“We believe that global economic conditions are showing signs of stabilization and we remain confident in the long-term viability of China’s auto market and SORL’s business plan.  The Chinese government’s stimulus plan has already induced increased demand in the auto market, which we believe will boost our performance in the second half of this year. The stabilizing market is already having a positive impact on our sales, reflected in improved sales performance in the second quarter of 2009 and so far in the third quarter of 2009.

“We continue to invest in research and development to fund exciting new products for these market segments. The financial position of our company remains solid, with $15.8 million of cash on the balance sheet and no long-term debt, and we generated $5.4 million of cash flow from operations during the quarter.”

Conference Call

Management will host a conference call at 8:30 am ET, on Thursday, August 13, 2009 to discuss its second quarter 2009 financial results. Listeners may access the call by dialing #1-888-668-1638 or #1-913-312-1495 for international callers.  A live webcast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available from August 13, 2009 to August 20, 2009. Listeners may access the replay by dialing #1-888-203-1112 or #1-719-457-0820 for international callers; pin number: 4220704.

About SORL Auto Parts, Inc.

As China's leading manufacturer and distributor of automotive air brake valves, SORL Auto Parts, Inc. ranks first in market share in the segment for commercial vehicles weighing more than three tons, such as trucks and buses. The Company distributes products both within China and internationally under the SORL trademark. SORL ranks among the top 100 auto component suppliers in China, with a product range that includes 40 types of air brake valves and over 1000 different specifications. The Company has four authorized international sales centers in Australia, United Arab Emirates, India, and the United States, with additional offices slated to open in other locations in the near future. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward- looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. These forward- looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

At SORL Auto Parts, Inc.
Ben Chen
Director of Investor Relations
+86 577 6581 7721
Email: ben@sorl.com.cn

At ICR, Inc.:
In U.S.
Brian M. Prenoveau, CFA
+1 203 682 8200
Email: brian.prenoveau@icrinc.com

In China:
Yuening Jiang
+86 10 6599 7965
Email: yuening.jiang@icrinc.com

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Balance Sheets
June 30, 2009 and December 31, 2008

		30-Jun-09		31-Dec-08
		(Unaudited)		(Audited)
Assets
Current Assets
Cash and Cash Equivalents	US$	15,762,830	US$	7,795,987
Accounts Receivable, Net of Provision		40,764,983		35,797,824
Notes Receivable		8,120,653		7,536,534
Inventory		16,246,168		19,105,845
Prepayments, including $0 and $187,813 to related parties at June 30, 2009 and December 31, 2008, respectively.		1,568,450		1,013,440
Other current assets, including $41,042 and $1,906,070 to related parties at June 30, 2009 and December 31, 2008, respectively.		562,310		4,445,778
Total Current Assets		83,025,394		75,695,408
Fixed Assets
Property, Plant and Equipment		33,494,523		32,927,306
Less: Accumulated Depreciation		-10,247,047		-8,951,886
Property, Plant and Equipment, Net		23,247,476		23,975,420

Leasehold Improvements In Progress		465,620		―

Land Use Rights, Net		14,355,711		14,514,983

Other Assets
Deferred compensation cost-stock options		―		9,935
Intangible Assets		161,411		161,347
Less: Accumulated Amortization		-46,692		-39,018
Intangible Assets, Net		114,719		122,329
Deferred tax assets		531,512		189,228
Total Other Assets		646,231		321,492
Total Assets	US$	121,740,432	US$	114,507,303

Liabilities and Shareholders' Equity
Current Liabilities
Accounts Payable and Notes Payable, including $1,570,913 and $0 to related parties at June 30, 2009 and December 31, 2008, respectively.	US$	5,487,114	US$	4,623,850
Deposit Received from Customers		6,435,620		6,295,857
Income tax payable		1,281,330		340,138
Accrued Expenses		3,302,262		2,389,314
Other Current Liabilities		371,389		460,124
Total Current Liabilities		16,877,715		14,109,283

Non-Current Liabilities

Deferred tax liabilities		149,616		106,826
Total Liabilities		17,027,331		14,216,109

Stockholders' Equity

Preferred Stock - No Par Value; 1,000,000 authorized; none issued and outstanding as of June 30, 2009 and December 31, 2008		―		―
Common Stock - $0.002 Par Value; 50,000,000 authorized, 18,279,254 issued and outstanding as of June 30, 2009 and December 31, 2008		36,558		36,558
Additional Paid In Capital		37,498,452		37,498,452
Reserves		3,521,246		3,126,086
Accumulated other comprehensive income		10,885,312		10,848,248
Retained Earnings		42,321,182		38,774,684
Total SORL Auto Parts, Inc. Stockholders' Equity		94,262,750		90,284,028
Noncontrolling Interest In Subsidiaries		10,450,351		10,007,166
Total Equity		104,713,101		100,291,194
Total Liabilities and Stockholders' Equity	US$	121,740,432	US$	114,507,303

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income(Unaudited)
For The Three Months and Six Months Ended June 30,2009 and 2008

		Three Months Ended June 30,		Six Months Ended June 30,
		2009	2008	2009	2008
Sales	US$	29,740,212	42,186,119	49,983,950	72,844,561
Include: sales to related parties		64,179	1,004,231	201,611	1,822,149

Cost of Sales		21,318,699	30,776,773	36,049,624	52,793,354

Gross Profit		8,421,513	11,409,346	13,934,326	20,051,207

Expenses:
Selling and Distribution Expenses		2,060,718	2,771,803	3,378,452	4,611,078
General and Administrative Expenses		2,273,064	2,718,217	5,065,813	4,694,418
Financial Expenses		9,129	383,320	38,091	752,996

Total Expenses		4,342,911	5,873,340	8,482,356	10,058,492

Operating Income		4,078,602	5,536,006	5,451,970	9,992,715

Other Income		176,244	222,762	215,461	333,840
Non-Operating Expenses		-11,002	-175,785	-14,616	-254,963

Income (Loss) Before Provision for Income Taxes		4,243,844	5,582,983	5,652,815	10,071,592

Provision for Income Taxes		914,125	318,757	1,272,091	882,231

Net Income	US$	3,329,719	5,264,226	4,380,724	9,189,361

Other Comprehensive Income (Loss)- Foreign Currency Translation Adjustment		60,385	2,110,749	41,183	5,470,639

Total Comprehensive Income		3,390,104	7,374,975	4,421,907	14,660,000

Less:
Net income Attributable to Non-controlling Interest In Subsidiaries		332,972	527,929	439,066	921,948

Other Comprehensive Income (Loss) Attributable to Non-controlling Interest's Share		6,039	211,075	4,119	547,064

Total Comprehensive Income (Loss) Attributable to Non-controlling Interest's Share		339,011	739,004	443,185	1,469,012

Net Income Attributable to Stockholders		2,996,747	4,736,297	3,941,658	8,267,413

Other Comprehensive Income (Loss) Attributable to Stockholders		54,346	1,899,674	37,064	4,923,575

Total Comprehensive Income (Loss) Attributable to Stockholders		3,051,093	6,635,971	3,978,722	13,190,988

Weighted average common share - Basic		18,279,254	18,279,254	18,279,254	18,279,254

Weighted average common share - Diluted		18,279,254	18,287,764	18,279,254	18,288,958

EPS - Basic		0.16	0.26	0.22	0.45

EPS - Diluted		0.16	0.26	0.22	0.45